Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396

May 31, 2000



AAA Capital Management Inc.
5051 Westheiemr - Suite 2100
Houston, Texas 77056

Attention:  Mr. Anthony Annunziato

         Re:      Management Agreement Renewals

Dear Mr. Annunziato:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the "Management Agreements"). We are extending the term of the Management Agreements through June 30, 2001 and all other provisions of the Management Agreements will remain unchanged.

                       Smith Barney AAA Energy Fund L.P.

                       Salomon Smith Barney Orion Futures Fund L.P

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

By:

AGREED AND ACCEPTED

AAA CAPITAL MANAGMENT INC.

DAD/sr